EXHIBIT 10.34

                            MERGER AGREEMENT


     THIS AGREEMENT (the "Agreement") is dated for reference purposes October 26, 2001, among Host America Corporation, a Colorado corporation ("Host"), Host Merger Corporation, a Colorado corporation ("HMC") and Select Force, Incorporated, an Oklahoma corporation ("Select Force").

                                RECITALS

     A. Host is desirous of entering into a merger transaction with Select Force, as a result of which the shareholders of Select Force (the "Select Force Shareholders") will own 700,000 shares of Host restricted common stock or approximately 32.3 % percent of the Host Common Stock outstanding; the current shareholders of Host (the "Host Shareholders") will retain an ownership of approximately 1,470,147 (67.7%) in Host common stock outstanding. The transactions to be undertaken by Host and Select Force to accomplish this result are herein collectively referred to as the "Merger".

     B. In order to accomplish the Merger, Host has created HMC as a wholly-owned subsidiary of Host.

     D. It is intended that the Merger will qualify as reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. In order to accomplish the Merger, Select Force will merge into HMC, and HMC shall be the surviving entity. Pursuant to this Agreement, the Select Force shareholders shall receive common stock in Host in exchange for the cancellation of their Select Force common stock.

     D. The respective boards of directors of Host, HMC and Select Force deem it advisable and in the best interest of each corporation and their respective shareholders that the foregoing transaction to be accomplished in accordance with the terms of this agreement, and such boards of directors have authorized and approved the execution and delivery of this agreement on behalf of such respective corporations.

                         STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, and intending to be legally bound hereby, the parties agree as follows:




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1.   THE MERGER AND RELATED TRANSACTIONS.

     1.1 THE SELECT FORCE/HMC MERGER. Upon the terms and subject to the conditions set forth in this Agreement, Select Force shall be merged with and into HMC. Following the Merger, the separate corporate existence of Select Force shall cease and HMC shall continue as the surviving party in the Merger (HMC is sometimes referred to as the "Surviving Corporation").

     1.2  EFFECTIVE TIME OF THE MERGER. At the Closing (as defined in
Article 2) and subject to the terms and conditions hereof, HMC and Select Force shall file appropriate certificates (the "Articles of Merger") in such form as is required by and which shall be executed in accordance with
Section 7-111-105 of the Colorado Business Corporation Act and with the applicable provisions of the Oklahoma Corporation Code. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Colorado Secretary of State and Oklahoma Secretary of State, or at such time as HMC and Select Force shall agree and as shall be specified in the Articles of Merger (the "Effective Time of the Merger").

     1.3 ARTICLES OF INCORPORATION, BYLAWS, BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

          (a) The Articles of Incorporation of HMC as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be changed to the name Select Force.

          (b) At the Effective Time of the Merger, the Bylaws of HMC as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (c) The directors and officers of the Surviving Corporation shall be the persons to be listed in Schedule 1.3(iii) of the Host Disclosure Letter, and each person shall hold his or her respective office or offices from and after the Effective Time of the Merger until they first resign or their respective successors shall have been elected or appointed and shall have qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.

     1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF HMC AND SELECT FORCE. The respective designations and numbers of outstanding shares of each class of outstanding capital stock of Host, HMC and Select Force as of the date of this Agreement are as follows:

          (i) The authorized and outstanding capital stock of HMC consists of 100 shares of common stock, of which 100 shares are issued and outstanding (the "HMC Stock").

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          (ii) The authorized capital stock of Select Force consists of
     1,000,000 shares of common stock, $.01 value, of which 748,700 shares are issued and outstanding (the "Select Force Stock").

          (iii) The authorized capital stock of Host consists of 80,000,000 shares of common stock, $.001 par value, of which 1,470,147 shares are issued and outstanding and 2,000,000 shares of preferred stock, $.001 par value, of which 700,000 shares of Series A Preferred Stock is outstanding (the "Host Stock").

     1.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in Section 7-111-106 of the Colorado Business Corporation Act.

     1.6 CONVERSION OF SELECT FORCE STOCK. At the Effective Time of the Merger by virtue of the Merger and without any action on the part of the holders of the Select Force Stock, the Select Force Stock shall be converted into the right to receive from Host 700,000 shares of restricted common stock of Host as set forth in Schedule 1.6.

     1.7 EFFECT OF MERGER ON HMC CAPITAL STOCK. At the Effective Time of the Merger without any action on the part of the holders of HMC Stock, each share of HMC Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding as one share of HMC Stock.

     1.8 DELIVERY OF CERTIFICATES. At the Effective Time of the Merger, the Select Force Stock shall be canceled and the Select Force Shareholders shall receive instruments evidencing the ownership of the securities of Host as set forth on Schedule 1.6. Each Select Force Shareholder shall deliver to Host at the Closing the Certificates representing the shares of Select Force Stock owned by the Select Force Shareholder (the "Select Force Certificates"), duly endorsed in blank by the Select Force Shareholder, or accompanied by blank stock powers. Each Select Force Shareholder agrees promptly to cure any deficiencies with respect to the endorsement of his Select Force Certificates or other documents of conveyance with respect to the Select Force Stock or with respect to the stock powers accompanying any Select Force Stock. Until surrender as contemplated by this Section 1.6, each Select Force Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Host Stock received by the shareholders of Select Force, as set forth in Schedule 1.8, and each holder of a Select Force Certificate shall cease to have any rights with respect to the Select Force Stock.

2.   CLOSING.

     Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Berenbaum, Weinshienk & Eason, P.C., 370 Seventeenth Street, Suite 2600 Denver, Colorado 80202, unless another place is agreed to in writing by the parties hereto.

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3.   REPRESENTATIONS AND WARRANTIES OF SELECT FORCE CONCERNING SELECT FORCE.

     Except as provided in the Select Force Disclosure Letter (as defined below) to be delivered pursuant to Section 10.2, Select Force represents and warrants to Host and HMC that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "Select Force Disclosure Letter" shall mean the disclosure letter delivered by Select Force pursuant to this Section 3.

     3.1 DUE ORGANIZATION. Select Force is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma, and has the requisite power and authority to carry on its business as it is now being conducted. Select Force is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as will be set forth on Schedule
3.1 to the Select Force Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of Select Force taken as a whole (as used herein with respect to Select Force, or with respect to any other person, a "Material Adverse Effect"). Select Force is not authorized nor qualified to do business in any jurisdiction, except the State of Oklahoma. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of Select Force (the "Select Force Charter Documents") shall be made available to Host. The stock records of Select Force as heretofore made available to Host, are correct and complete in all material respects. Select Force has made all minutes available to Host.

     3.2  SUBSIDIARIES.   As qualified in Schedule 3.4, Select Force does
not own or control, and has not in the past owned or controlled, directly or indirectly, an corporation, partnership, limited liability company or other business entity. Select Force does not own, directly or indirectly any ownership, equity, or voting interest in any corporation, partnership, join venture or other entity, and has no agreement or commitment to purchase any such interest.

     3.3 CAPITAL STRUCTURE. The authorized capital stock of Select Force consists of 1,000,000 shares of common stock, $.01 value, of which 748,700 shares are issued and outstanding on October 22, 2001. All of the outstanding shares of common stock have been duly authorized and are validly issued, fully paid and non-assessable. Select Force has no common stock or other shares of capital stock reserved for or otherwise subject to issuance. Select Force has no other outstanding shares of capital stock. The names of all of the holders of the Select Force Stock and the number of shares owned by each holder will be set forth in Schedule 3.3 to the Select Force Disclosure Letter. Except as will be listed in Schedule 3.3 to the Select Force Disclosure Letter or as set forth above, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Select Force or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Select Force, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Select Force does not have outstanding any bonds, debentures, notes or other debt

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obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Select Force. To the knowledge of Select Force, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Select Force.

     3.4 PREDECESSOR STATUS; ETC. There shall be included in Schedule 3.4 to the Select Force Disclosure Letter an accurate list of all names of all predecessor companies of Select Force, including the names of any entities acquired by Select Force (by stock purchase, merger or otherwise) or owned by Select Force or from whom Select Force previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in Select Force. Except as will be disclosed on Schedule
3.4 to the Select Force Disclosure Letter, Select Force has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

     3.5  SPIN-OFF BY SELECT FORCE.  Except as will be set forth on
Schedule 3.5 to the Select Force Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either Select Force or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Select Force ("Affiliates") since its inception.

     3.6 FINANCIAL STATEMENTS. Schedule 3.6 to the Select Force Disclosure Letter will include copies of the following financial statements (the "Select Force Financial Statements") of Select Force: Select Force's audited Balance Sheet as of December 31, 2000 and audited Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows forth fiscal year ended December 31, 2000 (December 31, 2000 being hereinafter referred to as the "Balance Sheet Date") and unaudited interim financial statements through June 30, 2001. Prior to Closing, Select Force will provide unaudited financial statements through the last day of the calendar month immediately preceding Closing. The audited Select Force Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as noted thereon or as will be noted on Schedule
3.6 to the Select Force Disclosure Letter).  Except as will be set forth on
Schedule 3.6 to the Select Force Disclosure Letter, such Balance Sheet present fairly in all material respects the financial position of Select Force as of the date indicated thereon, and such Statement of Income and Comprehensive Income, Stockholders' Equity and Cash Flows present fairly in all material respects the results of operations for the period indicated thereon, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     3.7 LIABILITIES AND OBLIGATIONS. Schedule 3.7 to the Select Force Disclosure Letter will include accurate lists as of June 30, 2001 of (i) all material liabilities of Select Force which are not reflected on the interim balance sheet of Select Force at June 30, 2001 or otherwise reflected in the Select Force Financial Statements at June 30, 2001 which by their nature would be required in accordance with GAAP to be reflected in such balance sheet, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Since June 30, 2001, Select Force has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business, except for that

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certain promissory note, in the amount of $150,000.00, dated July 11, 2001,
between Select Force and Host.   To the knowledge of Select Force, Select
Force has no contingent liabilities related to pending litigation or threatened litigation, or any other liability which is not fixed or otherwise accrued or reserved.

     3.8  PERMITS AND INTANGIBLES.

          (a) Select Force holds no licenses, franchises, permits, or other governmental authorizations.

          (b) Select Force does not own, use or license any patents, trademarks, marks, copyrights, software, technical information, data process technology, plans and drawings or any other intellectual property, except that Select Force owns and uses know how, trade secrets, confidential information and customer lists in the ordinary course of its business. To the knowledge of Select Force, Select Force has not infringed on or misappropriated, is not now infringing on or misappropriating, and has not received any notice that it is infringing on, misappropriating, or otherwise conflicting with the intellectual property rights of any third parties; and there is no claim pending or, to the knowledge of Select Force, threatened against Select Force with respect to the alleged infringement or misappropriation by Select Force or a conflict with, any intellectual property rights of others.

     3.9 ENVIRONMENTAL MATTERS. To the knowledge of Select Force, Select Force has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Laws).

     3.10 PERSONAL PROPERTY. Except as set forth in the balance sheet as of June 30, 2001, Select Force owns no personal property with an individual value in excess of $10,000 and has entered into no leases and agreements in respect of personal property in excess of $10,000. All material personal property used by Select Force in its business is owned by Select Force.

     3.11 MATERIAL CONTRACTS AND COMMITMENTS. Schedule 3.11 to the Select Force Disclosure Letter will include an accurate list as of or on the date hereof, of all material written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the business of Select Force (the "Material Contracts"), including but not limited, those of a type described below:

          (a) Any consulting agreement, employment agreement, change-in-control agreement, and collective bargaining arrangements with any labor union and any such agreements currently in negotiation or proposed;

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          (b)  Any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $10,000;

          (c) Any contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, products, machinery, equipment, parts or other property or services in excess of $10,000 (except if such contract is made in the ordinary course of business and requires aggregate future payments of less than $10,000);

          (d) Any contract other than trade payables in the ordinary course of business relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness, except for that certain promissory note, in the amount of $150,000.00, dated July 11, 2001, between Select Force and Host;

          (e) Any contract granting any person a lien on all or any part of the assets of Select Force;

          (f) Any contract for the cleanup, abatement or other actions in connection with hazardous materials as defined under any Environmental Laws, the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

          (g) Any contract granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of Select Force;

          (h) Any contract with any agent, distributor or representative which is not terminable by Select Force upon ninety calendar days' or less notice without penalty;

          (i) Any contract under which Select Force is (1) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (2) a lessor of any tangible personal property owned by Select Force, in either case having an original value in excess of $50,000;

          (j) Any contract under which Select Force has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

          (k)  Any contract concerning any Affiliates;



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          (l)  Any contract providing for the indemnification or holding harmless of any officer, director, employee or other person, other than as provided in the Select Force Charter Documents;

          (m) Any contract for purchase or sale by Select Force or the granting of any options with respect to, or providing for any labor, services or materials (including brokerage or management services) involving any real property on which Select Force conducts any aspect of its business involving aggregate future payments of more than $10,000;

          (n) Any contract limiting, restricting or prohibiting Select Force from conducting business anywhere in the United States or elsewhere in the world;

          (o)  Any joint venture or partnership agreement;

          (p) Any lease, sublease or associated agreements relating to the property leased by Select Force;

          (q) Any material contract requiring prior notice, consent or other approval upon a change of control in the equity ownership of Select Force, which contracts shall be separately identified on
     Schedule 3.11 to the Select Force Disclosure Letter;

          (r) Any contract with a customer of Select Force involving work to be performed or product to be delivered, in each case subsequent to Balance Sheet Date, in excess of $10,000;

          (s) Any other contract, whether or not made in the ordinary course of business, which involves future payments in excess of $50,000.

Select Force has provided Host a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto. Except as will be set forth on Schedule 3.11 to the Select Force Disclosure Letter, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, Select Force, and the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as will be set forth on Schedule 3.11 of the Select Force Disclosure Letter, Select Force has performed all obligations required to be performed by it as of the date hereof and will have performed all obligations required to be performed by it as of the Closing Date under each Material Contract and neither Select Force, nor any other party to any Material Contract is in breach or default thereunder, and there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder. Select Force has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

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     3.12 REAL PROPERTY.  Schedule 3.12 to the Select Force Disclosure
Letter will set forth a correct and complete list, and a brief description of all real property leased by Select Force (the "Leased Real Property"), and all facilities thereon. Except as lessee of Leased Real Property, Select Force is not a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another person or entity has granted to Select Force the right to use or occupy all or any portion of any real property. Select Force does not have an ownership interest in any real property.

     Select Force has, assuming good title in the landlord, a valid leasehold interest in the Leased Property free and clear of all liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Real Property) other than (a) mortgages shown on the Select Force Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) minor imperfections of title, such as utility and access easements that do not impair the intended use of the Real Property, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Select Force, and zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto. The Leased Real Property constitutes all the real properties reflected on the Select Force Financial Statements or used or occupied by Select Force in connection with its business or otherwise.

     With respect to the Leased Real Property, except as will be reflected on Schedule 3.12 to the Select Force Disclosure Letter:

          (a) Select Force is in exclusive possession thereof and no easements, licenses or rights are necessary to conduct business thereon in addition to those which exist as of the date hereof;

          (b) To the knowledge of Select Force, no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Real Property and to the knowledge of Select Force there is no threatened condemnation or proceeding with respect thereto;

          (c) To the knowledge of Select Force, the Leased Real Property is not in violation of any health, safety, building, or environmental ordinances, laws, codes or regulations; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations been served on Select Force;

          (d) The Leased Real Property is supplied with utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of the business and such Leased Real Property is maintained in all material respects in accordance with all laws applicable to Select Force or the Leased Real Property;

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          (e)  Select Force is not a party to any written or oral agreement or undertaking with owners or users of properties adjacent to the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

          (f) Select Force is not a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which Select Force has granted to any party or parties the right to use or occupy all or any portion of the Leased Real Property;

     3.13 INSURANCE. Schedule 3.13 to the Select Force Disclosure Letter will include (i) an accurate list of all insurance policies carried by Select Force that are currently in effect, and (ii) an accurate list of all insurance loss claims or workers compensation claims received since inception and complete copies of the foregoing items have been delivered to Host. Such insurance policies evidence all of the insurance that Select Force has been required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All insurance policies for the current policy periods are in full force and effect and shall remain in full force and effect through the Closing Date.

     3.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 3.14 to the Select Force Disclosure Letter will include an accurate list of (i) all officers, directors and key employees of Select Force, (ii) all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date and the date hereof. Select Force has provided to Host true, complete and correct copies of any employment agreements for persons to be listed on Schedule 3.14 to the Select Force Disclosure Letter. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices. Except as will be set forth on Schedule 3.14 to the Select Force Disclosure Letter,
(i) Select Force is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union,
(ii) no employees of Select Force are represented by any labor union or covered by any collective bargaining agreement, and (iii) there is no pending or to the knowledge of Select Force, threatened labor dispute involving Select Force and any group of its employees nor has Select Force experienced any labor interruptions over the past three years. Select Force believes its relationship with its employees to be good.

     3.15 EMPLOYEE BENEFIT PLANS. Schedule 3.15 to the Select Force Disclosure Letter shall set forth all employee benefit plans of Select Force, including all employment agreements not listed in Schedule 3.14 and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements. Select Force has delivered to Host true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of June 30, 2001. Except for the employee benefit plans, if any, to be described on Schedule 3.15 to the Select Force Disclosure Letter, Select Force does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor has Select Force any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan"

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(within the meaning of Section 3(36) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Select Force has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans to be set forth on Schedule 3.15 to the Select Force Disclosure Letter, nor is Select Force required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any employees of Select Force. All accrued contribution obligations of Select Force, as of June 30, 2001, with respect to any plan to be listed on Schedule 3.15 to the Select Force Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Select Force as of June 30, 2001.

     3.16 COMPLIANCE WITH ERISA. Select Force has no plans that are intended to or due qualify under Section 401(a) of the Code, except as set forth in Schedule 3.15 to the Select Force Disclosure Letter.

     3.17 CONFORMITY WITH LAW; LITIGATION.

          (a) Except to the extent will be set forth on Schedule 3.17 to the Select Force Disclosure Letter, Select Force is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect.

          (b) Except as will be set forth on Schedule 3.17 to the Select Force Disclosure Letter (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed), other than collection actions by Select Force, in the ordinary course of business on its own behalf, none of which is greater than $25,000 and which in the aggregate do not exceed $50,000:

               (i) There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Select Force, threatened against Select Force or pending or, to the knowledge of Select Force, threatened against any of the officers, directors or employees of Select Force with respect to the business or currently proposed business activities of Select Force, or to which Select Force is otherwise a party, or which may have or is likely to have a Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, "Claims").

               (ii) Select Force is not subject to any unsatisfied or continuing judgment, order or decree of any court or governmental authority which could have a Material Adverse Effect. Schedule
          3.17 to the Select Force Disclosure Letter will set forth all closed litigation matters to which Select Force was a party during the preceding five years, the dates such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

     3.18 TAXES. Select Force has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and to the knowledge of Select Force, there are no examinations in progress or claims against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including June 30, 2001 and no notice of any claim for taxes has been received. All Taxes, for the periods ended on or before the Balance Sheet Date, including interest and penalties (whether or not shown on any tax return) owed by Select Force, with respect to any payment made or deemed made by Select Force herein have been paid. The amounts shown as accruals for Taxes on the Select Force Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of Select Force for the last three fiscal years, will be attached as Schedule 3.18 to the Select Force Disclosure Letter.

     3.19 NO VIOLATIONS. Select Force is not in violation of any of its Charter Documents. Select Force is not in default under any lease, instrument, agreement, license, or permit set forth on the Schedules to the Select Force Disclosure Letter, or any Material Contracts (the "Material Documents"); and, except as will be set forth in Schedule 3.19 to the Select Force Disclosure Letter, (a) the rights and benefits of Select Force under the Material Documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as will be set forth on Schedule 3.19 to the Select Force Disclosure Letter, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as will be set forth on Schedule 3.19 to the Select Force Disclosure Letter, none of the Material Documents prohibits the use or publication by Select Force of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts Select Force from freely providing services to any other customer or potential customer of Select Force.

     3.20 GOVERNMENT CONTRACTS. Select Force is not now a party to any governmental contract subject to price redetermination or renegotiation.

     3.21 ABSENCE OF CHANGES. Since Balance Sheet Date, except as will be set forth on Schedule 3.21 to the Select Force Disclosure Letter, there has not been:

          (a) Any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Select Force;

          (b) Any damage, destruction or loss (whether or not covered by insurance) in excess of $10,000 causing a Material Adverse Effect on Select Force;

          (c) Any change in the authorized capital of Select Force or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) Any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Select Force;

          (e) Any ten (10) percent or more increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Select Force to any of their respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for such persons in accordance with past practice;

          (f) Any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of Select Force;

          (g) Any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Select Force to any person, including, without limitation, any of the stockholders and their affiliates;

          (h) Any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Select Force, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

          (i) Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Select Force or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) Any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Select Force;

          (k)  Any waiver of any material rights or claims of Select Force;

          (l) Any amendment or termination of any Material Documents or other right to which Select Force is a party;

          (m) Any transaction by Select Force outside the ordinary course of its business, except for that certain promissory note, in the amount of $150,000.00, dated July 11, 2001, between Select Force and Host;

          (n) Any cancellation or termination of a Material Contract with a customer or client prior to the scheduled termination date; or

          (o) Any other distribution of property or assets by Select Force other than in the ordinary course of business.

     3.22 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.22 to the Select Force Disclosure Letter will include an accurate list as of the date of the Agreement of: (i) the name of each financial institution in which Select Force has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 3.22 to the Select Force Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Select Force and a description of the terms of such power.

     3.23 RELATIONS WITH GOVERNMENTS. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year since its inception, Select Force has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause Select Force to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect, with respect to political contributions.

     3.24 DISCLOSURE. To the knowledge of Select Force, this Agreement, including the Schedules and Select Force Disclosure Letter to be provided and the Schedules to be attached thereto, together with the other information furnished to Host and HMC by Select Force and the Select Force Shareholders in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

     3.25 PROHIBITED ACTIVITIES. Select Force has not, between June 30, 2001 and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 6.3, as qualified by any schedules set forth in
Section 6.3.

     3.26 NO CONFLICTS. The execution, delivery and performance of this Agreement by Select Force and the consummation by Select Force of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which Select Force is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over Select Force or the property of Select Force.

     3.27 CERTAIN BUSINESS RELATIONSHIPS WITH SELECT FORCE. Except as listed in Schedule 3.27, neither of the Select Force Shareholders nor any relative of any Select Force Shareholder or Affiliate of Select Force has been involved in any business arrangement or relationship with Select Force since May 1, 1997, and neither of the Select Force Shareholders, nor any relative of any Select Force Shareholder or Affiliate of Select Force owns any asset, tangible or intangible, which is used in Select Force's operations.

     3.28 AUTHORIZATION & ENFORCEABILITY. Select Force has all necessary corporate powers and authority to execute, deliver and perform its obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by Select Force pursuant to the terms of this Agreement. All corporate action on the part of the Board of Directors of Select Force necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger and the performance of all Select Force's obligations under this Agreement to which Select Force is a party has been taken. All corporate action on the part of the Board of Directors of Select Force necessary for the authorization, execution, delivery and performance of documents executed by Select Force pursuant to the terms of this Agreement has been or will be taken prior to the Effective Time of Merger. All corporate action on the part of the shareholders of Select Force necessary for the authorization, execution, delivery and performance of this Agreement and other documents executed by it pursuant to the terms of this Agreement has been taken or will be taken as of or prior to the Effective Time of Merger. This Agreement has been, and each of the other documents to which Select Force is a party at the Closing will have been, duly executed and delivered by Select Force and the Agreement is, and each of the document to which Select Force is a party will be at Closing, a legal, valid, and binding oblation of Select Force, enforceable against Select Force in accordance with it terms, except as to the effect, if any, of (i) applicable bankruptcy and similar laws affecting the rights of creditors generally, or (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.   REPRESENTATIONS AND WARRANTIES OF HOST AND HMC.

     Except as will be provided in the Host Disclosure Letter (as defined below) to be delivered pursuant to in Section 10.2, Host and HMC jointly and severally represent and warrant to Select Force and the Select Force Shareholders that all of the following representations and warranties in this Section 4 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "Host Disclosure Letter" shall mean the disclosure letter delivered by Host and HMC to Select Force and the Select Force Shareholders regarding Host and HMC pursuant to this Section 4. As used in this Section 4, unless the context otherwise requires, Host refers to Host and all of its wholly-owned subsidiaries.

     4.1 DUE ORGANIZATION. Each of Host and HMC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. Each of Host and HMC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as will be set forth on Schedule 4.1 to Host Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of Host taken as a whole (as used herein with respect to Host, or with respect to any other person, a "Material Adverse Effect"). Schedule 4.1 to the Host Disclosure Letter will set forth the jurisdiction in which Host and HMC are incorporated and contain a list of all jurisdictions in which Host and HMC are authorized or qualified to do business.

     4.2 SUBSIDIARIES. The names and jurisdiction of incorporation of the subsidiaries of Host are set forth in Schedule 4.2 to the Host Disclosure Letter. Except as set forth in Schedule 4.2 to the Host Disclosure Letter,
(i) neither Host nor HMC owns or controls, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity, and (ii) neither Host nor HMC owns, directly or indirectly any ownership, equity, or voting interest in any corporation, partnership, join venture or other entity, and does not have any agreement or commitment to purchase any such interest

     4.3 CAPITAL STRUCTURE. The authorized capital stock of Host and HMC is as set forth in Section 1.4. All of the issued and outstanding shares of the capital stock of Host and HMC have been duly authorized and are validly issued, fully paid and non-assessable. All of the outstanding shares of common stock have been duly authorized and are validly issued, fully paid and non-assessable. Schedule 4.3 to the Host Disclosure Letter sets forth a list of all outstanding options, warrants, and other securities convertible into capital stock of Host. HMC has no options, warrants, or other securities convertible into capital stock.

     4.4  EQUITY FINANCING. No equity financing is presently contemplated.

     4.5 SEC DOCUMENT. Host has made all filings with the Securities and Exchange Commission (the "SEC") that it has been required to make under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the "SEC Documents"). Host has furnished Select Force with true and complete copies of its Annual Report on Form
10-K for the fiscal year ended June 28, 2001, all Forms 8-K and 10-Q's filed after the date of the last Form 10-K and its Proxy Statement relating to its 2000 Annual Meeting of Stockholders. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder. As of the Closing Date, none of the SEC Documents, as of their respective dates, contained any untrue statement of a fact or omitted to state a fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the financial statements included in or incorporated by reference into the SEC Documents, including the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all respects, and are consistent with the books and records of Host.

     4.6 EVENTS SUBSEQUENT. Since the date of the financial statements set forth in Host's most recent quarterly report, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Host taken as a whole.

     4.7  LITIGATION.   Host is not subject to any outstanding injunction,
judgment, order, decree, ruling, or charge or is a party or to the knowledge of Host is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     4.8 DISCLOSURE. This Agreement, including the Exhibits and Host Disclosure Letter to be provided and the Schedules to be attached thereto, together with the other information furnished to Select Force and the Select Force Shareholders by Host and HMC in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

     4.9 NO CONFLICTS. Except as described in Schedule 4.9 to the Host Disclosure Letter concerning the Commercial Loan and Security Agreement (the "Loan Agreement") by and among Webster Bank, Host and Lindley Food Service Corporation ("Lindley"), the execution, delivery and performance of this Agreement by Host and HMC and the consummation by Host and HMC of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which Host is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over Host, HMC or any of their property.

     4.10 AUTHORIZATION & ENFORCEABILITY. Each of Host and HMC has all necessary corporate powers and authority to execute, deliver and perform their obligations under this Agreement and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of each of the Board of Directors of Host and HMC necessary for the authorization, execution, delivery and performance of this Agreement, the consummation of the Merger and the performance of all their obligations under this Agreement to which they are a parties have been taken. All corporate action on the part of each of the Board of Directors of Host and HMC necessary for the authorization, execution, delivery and performance of documents executed by them pursuant to the terms of this Agreement has been or will be taken prior to the Effective Time of Merger. All corporate action on the part of each of the shareholders of Host and HMC necessary for the authorization, execution, delivery and performance of this Agreement and other documents executed by it pursuant to the terms of this Agreement has been taken or will be taken as of or prior to the Effective Time of Merger. This Agreement has been, and each of the other documents to which each of Host and HMC is a party at the Closing will have been, duly executed and delivered by each of Host and HMC, and the Agreement is, and each of the document to which each of Host and HMC is a party will be at Closing, a legal, valid, and binding oblation of each of Host and HMC, enforceable against each of Host and HMC in accordance with it terms, except as to the effect, if any, of (i) applicable bankruptcy and similar laws affecting the rights of creditors generally, or (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.11 NASDAQ LISTING STATUS. Schedule 4.11 sets forth the listing status of Host's Common Stock on the Nasdaq SmallCap Market, including the status of any de-listing procedures and the status of Host's response to the Nasdaq's November 15, 2000 letter and any subsequent correspondence between Host and the Nasdaq in connection with any de-listing procedures.

5.   CERTIFICATE OF THE SELECT FORCE SHAREHOLDERS CONCERNING THE
TRANSACTION.

     Prior to Closing, Select Force shall obtain, in writing, a Certificate from each Select Force Shareholder to the effect that all of the following representations and warranties in this Section 5 are true and correct as of the date of this Agreement and as of the date of Closing. Such Certificate shall be delivered to Host and HMC at Closing.

     5.1 AUTHORIZATION. All action on the part of the individual Select Force Shareholder executing the Certificate necessary for the authorization, execution and delivery of this Agreement by Select Force has been taken.

     5.2 TITLE TO THE SHARES. Each Select Force Shareholder owns, and is transferring to, or a duly authorized agent of the Select Force Shareholder is transferring to Host at the Closing, good, valid and marketable title to the number of Shares set forth opposite the name of the Select Force Shareholder in Schedule 3.3 to the Select Force Disclosure Letter free and clear of all liens, claims, options and encumbrances whatsoever. There are no outstanding options, warrants or rights to purchase or acquire any of the Shares of the Shareholder or any of the capital stock of Select Force held by such Select Force Shareholder.

     5.3 PURCHASE ENTIRELY FOR HIS OWN ACCOUNT. The Host securities will be acquired for investment for the Select Force Shareholder's own account, not as a nominee or agent, and not with the view to the resale or distribution of any part thereof, and the Select Force Shareholder has no present intention of selling, granting any participation in, or otherwise distributing Host securities. The Select Force Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person with respect to any of the securities of Host.

     5.4 DISCLOSURE OF INFORMATION. Each Select Force Shareholder has received and had the opportunity to review the reports filed by Host with the SEC and has had the opportunity to ask questions of, and receive answers from, representatives of Host to obtain additional information regarding Host.

     5.5  RESTRICTIONS ON TRANSFER.

          (a) The securities of Host that the Select Force Shareholders will acquire have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, accordingly, such securities will not be fully transferable except as permitted under various exemptions contained in the Securities Act or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. The Select Force Shareholders must bear the economic risk of his investment in such securities for an indefinite period of time as such securities have not been registered under the Securities Act and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. The Select Force Shareholders are acquiring the securities for investment purposes only, for their own account, and not as nominee or agent for any other person, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

          (b) The certificates evidencing the securities of Host the Select Force Shareholders will acquire pursuant to this Agreement, and each instrument or certificate issued in transfer thereof, will bear substantially the following legend:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IF THE SECURITIES ARE TO BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION THE CORPORATION MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND WILL NOT VIOLATE SUCH ACT OR ANY OTHER APPLICABLE SECURITIES LAWS.

          (c) Each Select Force Shareholder understands a notation on the records of Host and its transfer agent will be made in order to implement the restrictions on transfer set forth in this Section 5.5.

     5.6 RESTRICTIONS ON VOTING. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Select Force.

6.   COVENANTS OF SELECT FORCE PRIOR TO CLOSING.

     6.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, Select Force will afford to the officers and authorized representatives of Host and HMC access to all of the sites, properties, books and records of Select Force and will furnish Host and HMC such additional financial and operating data and other information as to the business and properties of Select Force as Host and HMC may from time to time reasonably request. Select Force will cooperate with Host and HMC, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

     6.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, Select Force will, except as will be set forth on Schedule 6.2 to the Select Force Disclosure Letter:

          (a) Carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) Maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) Perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

          (d) Use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) Use its reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

          (f) Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of Host (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of Host if such replacement instruments are on terms at least as favorable to Select Force as the instruments being replaced; and

          (h) Maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

     6.3 PROHIBITED ACTIVITIES. Between the date hereof and the Closing Date, Select Force will not, without the prior written consent of Host, engage in any of the following (the "Prohibited Activities'):

          (a)  Make any change in its Charter Documents;

          (b) Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants to be listed in Schedule 3.3 to the Select Force Disclosure Letter;

          (c) Declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

          (d) Deliver or sell, authorize the delivery or sale of, or purchase or propose the purchase of, any shares of its stock;

          (e) Except as listed in Schedule 6.3 and except for that certain promissory note, in the amount of $150,000.00, dated July 11, 2001, between Select Force and Host, enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $5,000;

          (f) Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 necessary or desirable for the conduct of the businesses of Select Force, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens to be set forth on Schedule 3.7 and/or 3.11 to the Select Force Disclosure Letter;

          (g) Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

          (h) Negotiate for the acquisition of any business or the start-up of any new business;

          (i) Merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (j) Waive any material rights or claims of Select Force, provided that Select Force may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) Commit a breach or amend or terminate any Material Documents or right of Select Force; or

          (l) Enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

     6.4 NO SHOP. Neither Select Force, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than Host or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Select Force or a merger, consolidation or business combination of Select Force; provided, however, that nothing contained in this Section 6.4 shall prohibit the Board of Directors of Select Force from engaging in discussions or participating in negotiations with and furnishing information to another party making an acquisition proposal to the extent the Board of Directors of Select Force determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so.

     6.5 NOTIFICATION OF CERTAIN MATTERS. Select Force shall give prompt notice to Host and HMC of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Select Force contained herein or to be set forth in the Select Force Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Select Force to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.
The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 7 and 8, or
(iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.6 FINAL FINANCIAL STATEMENTS. Select Force shall provide to Host prior to the Closing Date, the unaudited balance sheets of Select Force as of the end of all months following June 30, 2001, and the unaudited statement of income and comprehensive income and cash flows for all months ended after June 30, 2001, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

7.   COVENANTS OF HOST AND HMC PRIOR TO CLOSING.

     7.1 COOPERATION. Between the date of this Agreement and the Closing Date, each of Host and HMC will cooperate with Select Force, its representatives, and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

     7.2 NOTIFICATION OF CERTAIN MATTERS. Host and HMC shall give prompt notice to Select Force and the Select Force Shareholders of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Host contained herein or in the Host Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Host to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.
The delivery of any notice pursuant to this Section 7.2 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or
(iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.3 NO SHOP. Neither Host, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than Select Force or their authorized agents relating to, any merger, consolidation or business combination of Host; provided, however, that nothing contained in this Section 7.3 shall prohibit the Board of Directors of Host from engaging in discussions or participating in negotiations with and furnishing information to another party making an acquisition proposal to the extent the Board of Directors of Host determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF HOST AND HMC.

     The obligations of Host and HMC with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Select Force contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Select Force on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Select Force and the Select Force Shareholders, as the case may be, shall have been delivered to Host.

     8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Host and its counsel.

     8.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereunder and no governmental agency or body shall have taken any other action or made any request of Select Force or the Select Force Shareholders as a result of which Host deems it inadvisable to proceed with the transactions hereunder.

     8.4 CONSENTS AND APPROVALS. The shareholders of Host shall have approved this Agreement. All necessary consents and approvals as listed in
Schedule 3.19 shall have been obtained. All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Select Force or the Select Force Shareholders as a result of which Host deems it inadvisable to proceed with the transactions hereunder.

     8.5 GOOD STANDING CERTIFICATES. Select Force shall have delivered to Host a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of Select Force's state of incorporation that Select Force is in good standing and that all state franchise and/or income tax returns and taxes for each for all periods prior to the Closing have been filed and paid.

     8.6 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to Select Force which would constitute a Material Adverse Effect.

     8.7 OFFICER'S CERTIFICATE. Host shall have received a certificate or certificates, dated the Closing Date and signed by the President of Select Force, certifying the truth and correctness of attached copies of its Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

     8.8 INCUMBENCY CERTIFICATE AND OTHER DOCUMENTS. Host shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of Select Force certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as Host or their counsel may reasonably request.

     8.9 OPINION OF COUNSEL. Host shall have received an opinion from counsel for Select Force, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Host.

     8.10 RELEASE OF OBLIGATIONS AND STOCK OPTIONS. Host shall have obtained a release of each of the officers and directors of Select Force related to all matters involving Select Force.

     8.11 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Tammi Didlot shall have executed an employment agreement for a period of three years in the form attached hereto as Exhibit A. The sole director of Select Force, Roger Lockhart shall have executed a Noncompetition Agreement in the form attached hereto as Exhibit B.

     8.12 LOAN DOCUMENTS. Webster Bank shall have granted to Host a waiver of certain loan covenants contained in the Loan Agreement. Host shall have negotiated, and Select Force, Host and Lindley shall have executed such documents as may be required by Webster Bank to modify or amend the Loan Agreement, and related agreements thereto.

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELECT FORCE AND THE
SHAREHOLDERS.

     The obligations of Select Force and the Select Force Shareholders with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

     9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of Host and HMC contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Host and HMC on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Host and HMC shall have been delivered to Select Force.

     9.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Select Force or the Select Force Shareholders, and their counsel.

     9.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Host as a result of which Select Force and the Select Force Shareholders deem it inadvisable to proceed with the transactions hereunder.

     9.4 CONSENTS AND APPROVALS. The Select Force Shareholders shall have approved this Agreement. All necessary consents and approvals as listed in
Schedule 4.19 shall have been obtained. All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Host as a result of which Select Force and the Select Force Shareholders deem it inadvisable to proceed with the transactions hereunder.

     9.5 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to Host or HMC which would constitute a Material Adverse Effect.

     9.6 INCUMBENCY CERTIFICATE AND OTHER DOCUMENTS. Select Force and the Select Force Shareholders shall have received an incumbency certificate or certificates, dated the Closing Date, and signed by the Secretary of Host, certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 9 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as Select Force and the Select Force Shareholders or their counsel may reasonably request.

     9.7 OPINION OF COUNSEL. Select Force shall have received an opinion from counsel for Host and HMC, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Select Force.

     9.8 OFFICER'S CERTIFICATE. Select Force shall have received a certificate or certificates, dated the Closing Date and signed by the President of Host, certifying the truth and correctness of attached copies of its Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

10.  ADDITIONAL AGREEMENTS.

     10.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof. Host, shall promptly prepare and file with the SEC a proxy statement (the "Proxy Statement") and Host will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement. Select Force shall cooperate with Host in the preparation of the Proxy Statement, including providing such information about Select Force and its plans with respect to Host after the Merger as may be reasonably requested by Host.

     10.2 COMPLETION OF THE DISCLOSURE LETTERS. Select Force shall use its reasonable best efforts to complete and deliver to Host and HMC the Select Force Disclosure Letter on or before 30 days after the date first above written. Host and HMC shall use their reasonable best efforts to complete and deliver to Select Force and the Select Force Shareholders the Host Disclosure letter on or before 30 days after the date first above written.

     10.3 PUBLIC ANNOUNCEMENTS. The initial press release of Host with respect to this Agreement shall be reviewed and approved by Select Force. Thereafter, Host shall consult with Select Force prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by law.

     10.4 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Host, HMC, Select Force and the Select Force Shareholders, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

     10.5 HOST MERGER CORPORATION.  Upon execution of this Merger
Agreement, Host shall act promptly to form a Colorado corporation, Host Merger Corporation ("HMC"), in accordance with Sections 1.4 and 4.3 hereof. As soon as it has been established, Host shall cause HMC to execute this Merger Agreement.

     10.6 AUDIT OF SELECT FORCE. Host agrees to pay all expenses related to the independent audit of Select Force.

     10.7 NASDAQ LISTING. Host agrees to file with the Nasdaq SmallCap Market a Notification Form for Listing of Additional Shares with regards to the shares of Host Common Stock issuable pursuant to this Agreement.

11.  TERMINATION OF AGREEMENT.

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a)  By mutual consent of all of the parties hereto;

          (b) By Select Force, on the one hand, or by Host and HMC on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 2001, which date may be continued for up to an additional ninety (90) days to permit clearance by the SEC of the Proxy Statement, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

          (c) By Select Force, on the one hand, or by Host and HMC, on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date or by the Select Force Shareholders, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date, or by Host, if the conditions set forth in Section 8 hereof have not been satisfied or waived as of the Closing Date;

          (d) By Select Force if the Host Disclosure Letter shall not have been completed and delivered to Select Force on or before 30 days after the date first above written, or if the Host Disclosure Letter contains information which causes Select Force to determine it would be inadvisable to proceed with the transactions hereunder; and Select Force has provided written notification to Host on or before ten (10) days after receipt of Host Disclosure Letter that Agreement is terminated;

          (e) By Host and HMC if the Select Force Disclosure Letter shall not have been completed and delivered to Host and HMC on or before 30 days after the date first above written, or if the Select Force Disclosure Letter contains information which causes Host and HMC to determine it would be inadvisable to proceed with the transactions hereunder, and Host and HMC has provided written notification to Select Force on or before 10 days after receipt of the Select Force Disclosure Letter that the Agreement is terminated;

          (f) By Select Force on or before on or before 30 days after the date first above written, if it determines that the merger would result in an adverse tax obligation and the parties to this Agreement have not been able to agree to a restructuring of the transaction.

     11.2 LIABILITIES IN EVENT OF TERMINATION. Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the Schedules delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.

12.  RESERVED.

13.  GENERAL PROVISIONS.

     13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date twelve months after the Closing Date (except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled); provided, also, the representations, warranties, covenants and agreements in Section 3.18 shall survive until the expiration of the statutory period of limitations for assessment of tax deficiencies, including any extensions thereof, for each taxable period of Select Force which begins before the Closing Date and the representations, warranties, covenants and agreements in Section 5 shall survive until the expiration of the applicable period of limitations, including any extensions thereof. No action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 13.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in
Section 13.1 for such representation, warranty, covenant or agreement.

     13.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     13.3 ENTIRE AGREEMENT. This Agreement and any attachments hereto, the Select Force Disclosure letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto), the Host Disclosure Letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties.

     13.4 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.5 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction, except as provided in Schedule 13.5.

     13.6 EXPENSES. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents.

     13.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the 5th business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  If to Host or HMC:

               Host America Corporation
               2 Broadway
               Hamden, CT  06518
               Facsimile: (203) 230-8776
               Attention: Geoffrey Ramsey

               with a copy to:

               Berenbaum, Weinshienk & Eason, P.C.
               370 17th Street, Suite 2600
               Denver, CO 80202
               Facsimile: (303) 629-7610
               Attention: John Wills, Esq.

          (b)  If to Select Force or the Select Force Shareholders:

               Roger Lockhart
               Select Force Incorporated
               P.O. Box 10
               Beaver, Arkansas  72613
               Facsimile:  (501) 253-5256
               Attention:  Roger Lockhart

               with a copy to:

               Brewer & Pritchard, P.C.
               Three Riverway, Suite 1800
               Houston, Texas 77056

               Facsimile: (713) 659-5302
               Attention: Thomas C. Pritchard, Esq.

     13.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado.

     13.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     13.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.11 TIME. Time is of the essence with respect to this Agreement.

     13.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     13.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     13.14 CAPTIONS; CONSTRUCTION. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof. This Agreement has been fully reviewed and negotiated by the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

        (the remainder of this page is intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOST AMERICA CORPORATION           SELECT FORCE, INCORPORATED


By:/s/ GEOFFREY RAMSEY             By: /s/ ROGER LOCKHART
   --------------------------         -----------------------------
Name: Geoffrey Ramsey              Name: Roger Lockhart
     ------------------------           ---------------------------
Title: Chief Executive Officer     Title: Chairman of the Board
      -----------------------            --------------------------


HOST MERGER CORPORATION


By: /s/ GEOFFREY RAMSEY
   --------------------------
Name: Geoffrey Ramsey
     ------------------------
Title: Chief Executive Officer
      -----------------------